EXHIBIT 99.1

News Release

Weatherford Sells Universal Compression Shares

HOUSTON, December 1, 2004 – On November 30, 2004, Weatherford International Ltd. (NYSE: WFT) sold 4,000,000 shares of Universal Compression Holdings, Inc.’s (NYSE: UCO) common stock for a net price of $35.45 per share, or total net proceeds of $141,800,000. These shares were sold pursuant to an effective registration statement filed by Universal Compression under the Securities Act of 1933. Immediately following this sale, Weatherford International Ltd. owns 6,750,000 shares, or approximately 21% of Universal’s outstanding common stock.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in 108 countries and employs approximately 18,000 people worldwide.

Contact:	Lisa W. Rodriguez	(713) 693-4746
Chief Financial Officer

	Andrew P. Becnel	(713) 693-4136
Vice President — Finance

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